EXHIBIT 99.1

LACEY PLACE• SOUTHPORT, CT 06890 U.S.A. • 203-259-7843 • 203-256-3367 (fax) www.ruger.com

January 4, 2010
FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC.
APPOINTS TWO NEW MEMBERS
TO ITS BOARD OF DIRECTORS

SOUTHPORT, CT – January 4, 2010 – Sturm, Ruger & Company, Inc. (NYSE:RGR) announces that its Board of Directors has voted to increase the number of Directors to nine, and has appointed Amir P. Rosenthal and Phillip C. Widman as Board members effective as of January 4, 2010.

Mr. Rosenthal is the Chief Financial Officer of Bauer Hockey, the world’s most recognized designer, marketer and manufacturer of hockey equipment.  He formerly held a variety of executive positions at Katy Industries (KATY:OTC), including CFO, General Counsel and Corporate Secretary. Mr. Rosenthal also formerly served as the Treasurer and Senior Counsel at Timex Corporation, and Director and Chairman of its subsidiary Timex Watches Ltd.  Mr. Rosenthal graduated from Dartmouth College, obtained his Juris Doctor from the New York University School of Law and his Master of Science-Management from Rensselaer Polytechnic Institute.

Mr. Widman is the Senior Vice President and Chief Financial Officer of Terex Corporation (TEX:NYSE), a diversified global manufacturer of capital equipment, where he has served since 2002.  In addition, Mr. Widman is a Director, Nominating and Governance Committee member and Audit Committee Chairman of Lubrizol Corp (LZ:NYSE), a specialty chemical company. He is the former Executive Vice-President and CFO of Philip Services, an industrial outsourcing and metal services company, and the former Vice President, CFO, Supply Management for ABB Inc. Mr. Widman holds a B.B.A. in Accounting from the University of Michigan and an M.B.A. in Finance from Eastern Michigan University.

President and Chief Executive Officer Michael O. Fifer commented, “Both Amir Rosenthal and Phil Widman are talented, experienced executives who will augment the exceptional capabilities of our Board. We are fortunate to have them join Sturm, Ruger’s Board of Directors and look forward to their valuable contributions to the Company.”

Sturm, Ruger was founded in 1949 and is one of the nation’s leading manufacturers of high-quality firearms for the commercial sporting market.  Sturm, Ruger is headquartered in Southport, CT, with manufacturing facilities located in Newport, NH and Prescott, AZ.

Sturm, Ruger & Co., Inc.
Arms Makers for Responsible Citizens®